Exhibit 99.1

Qualstar Reports Fiscal 2018 Second Quarter Results

Year – Over – Year Net Income Increased by 809.4%

Simi Valley, CA, August 8, 2018 — Qualstar Corporation (NASDAQ: QBAK), a leading manufacturer of data storage solutions and high-efficiency power supplies, today announced its financial results for the three and six months ended June 30, 2018.

(All amounts are in thousands, except per share data):

Results for the Three Months Ended June 30, 2018 vs. 2017

●	Net revenue increased 42.5% to $3,231 from $2,267
●	Total operating expenses increased 13.1% to $948 from $838
●	Net income of $474 or $0.23 per basic and diluted share vs. net income of $59 or $0.03 per basic and diluted share

Results for the Six Months Ended June 30, 2018 vs. 2017

●	Net revenue increased 31.0% to $6,166 from $4,706
●	Total operating expenses increased 6.9% to $1,786 from $1,670
●	Net income of $1,064 from of $117, an increase of 809.4%, or $0.52 per basic and $0.51 per diluted share vs. $0.06 per basic and diluted share
●	Cash provided by operations of $820 vs. $768

Highlights for the Three and Six Months Ended June 30, 2018

●	Strong balance sheet and no debt
●	Cash, restricted cash and cash equivalents increased by 18% to $5,647 from $4,798 as of December 31, 2017
●	Revenue growth in the data storage segment is strong for both products and services
●

Increased gross profit margins for the three months ended June 30, 2018 from the same period last year by 4.4% to $1,422 from $897 and for the six months ended June 30, 2018 by 8.2% to $2,850 from $1,787 for the same period last year

“We are extremely pleased by our strong financial performance and the foundation that we have in place. We continue to experience strong momentum in our Data Storage business unit,“ said Steven N. Bronson, CEO and President of Qualstar. “We also continue to explore external growth opportunities,” Mr. Bronson stated.

Cash, cash equivalents and restricted cash increased $1,090 to to $5,647 as of June 30, 2018 compared to $4,557 at June 30, 2017.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high-density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the period ending December 31, 2017, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer

Qualstar Corporation

805-617-4419

IR@Qualstar.com

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

  (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenues	$3,231	$2,267	$6,166	$4,706
Cost of goods sold	1,809	1,370	3,316	2,919
Gross profit	1,422	897	2,850	1,787
Operating expenses:
Engineering	128	110	249	296
Sales and marketing	354	279	649	526
General and administrative	466	449	888	848
Total operating expenses	948	838	1,786	1,670
Income from operations	474	59	1,064	117
Other expenses	-	-	-	-
Income before income taxes	474	59	1,064	117
Provision for income taxes	-	-	-	-
Net income	$474	$59	$1,064	$117
Earnings per share:
Basic	$0.23	$0.03	$0.52	$0.06
Diluted	$0.23	$0.03	$0.51	$0.06
Shares used in per share calculation:
Basic	2,048	2,042	2,048	2,042
Diluted	2,094	2,042	2,098	2,042

QUALSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,547	$4,698
Restricted cash	100	100
Accounts receivables, net	1,948	1,802
Inventories, net	1,679	1,564
Prepaid expenses and other current assets	124	163
Total current assets	9,398	8,327
Non-current assets:
Property and equipment, net	129	172
Other assets	120	68
Total assets	$9,647	$8,567

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,056	$1,065
Accrued payroll and related liabilities	300	173
Deferred service revenue, short-term	712	834
Other accrued liabilities	464	454
Total current liabilities	2,532	2,526
Long-term liabilities:
Other long-term liabilities	39	52
Deferred service revenue	77	93
Total long-term liabilities	116	145
Total liabilities	2,648	2,671

Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000,000 shares authorized, shares issued and outstanding 2,048,118 at June 30, 2018 and 2,042,019 shares at December 31, 2017	19,519	19,480
Accumulated deficit	(12,520)	(13,584)
Total shareholders’ equity	6,999	5,896
Total liabilities and shareholders’ equity	$9,647	$8,567

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